Exhibit 99.1

Royal Gold Closes Pascua Lama Royalty Transaction

          DENVER, March 12 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; Toronto: RGL)  today announced that is has closed its $20.5 million transaction with a private individual to acquire a sliding-scale net smelter return (“NSR”) royalty on the Pascua Lama project, as previously announced on January 17, 2007.  The Pascua Lama project, located on the border between Argentina and Chile, is owned by Barrick Gold Corporation.

          The sliding-scale NSR royalty is applicable to all gold production from an area of interest in Chile.  The royalty ranges from 0.16% when the average quarterly gold price is less than or equal to $325 per ounce, to a maximum of 1.08% when the average quarterly gold price is greater than or equal to $800 per ounce.

          According to Barrick’s publicly available reserve and resource statement of December 31, 2006, Pascua Lama’s proven reserves include 38.2 million tons of ore, at a grade of 0.053 ounces per ton, containing about 2.0 million ounces of gold.  Probable reserves include 352.8 million tons of ore, at a grade of 0.042 ounces per ton, containing about 15.0 million ounces of gold. Approximately 80% of the proven and probable reserves are located in Chile. The transaction also included a 0.216% NSR copper royalty which does not take effect until after January 1, 2017, and is applicable to 100% of the copper reserves in Chile.  Barrick is targeting production in calendar 2010.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

          Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding proven and probable reserves and timing of production.  Like any royalty acquisition on a non-producing or not yet in development project, the Pascua Lama project is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments.  In addition, the acquired royalty interest and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially from  forward looking statement include, among others, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond Royal Gold’s ability to predict or control.  Royal Gold disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

SOURCE  Royal Gold, Inc.
          -0-                                        03/12/2007
          /CONTACT: Karen Gross, Vice President and Corporate Secretary of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com /
          (RGLD RGL.)